Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3/A (Nos. 333-121046 , 333-38482 and 333-62272), Form S-3 (Nos. 333-132676 and 333-67138) and Form S-8 (Nos. 333-151494, 333-134122, 333-50100, 333-41986, 333-83639, 333-58023, 333-58021, 333-28957, 333-28955, 333-05621, 33-94792, 33-94770, 33-79396, 33-79398) of BioSphere Medical, Inc. of our report dated March 17, 2009, with respect to the consolidated financial statements of BioSphere Medical, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 17, 2009